Exhibit 99.1

NABORS EXPECTS 3Q 2007 EPS TO BE $0.73 TO $0.76 PER DILUTED SHARE
Hamilton, Bermuda, October 5, 2007, Nabors Industries Ltd. (NYSE: NBR), today announced that it expects its results for the third quarter of 2007 to be lower than current analysts’ consensus estimates as a result of both operational and other factors. The company currently estimates third quarter earnings to be in the range of $0.73 to $0.76 per diluted share, inclusive of gains identified in its second quarter earnings release, arising from the sale of certain oil and gas properties and its Sea Mar entity.
Gene Isenberg, Nabors’ Chairman and CEO commented, “The operational component of our reduced third quarter outlook primarily is attributable to lower than expected rig activity across most of our North American rig operations and various factors in our international business unit. We also expect a net negative impact from several cash and non-cash items in our other income and investment income categories.
We anticipate the largest variances in operating results to be in our U.S. Offshore, U.S. Well Servicing, and International units followed by our U.S. Lower 48 Land Drilling entity. In the U.S. Offshore segment, operating days for both our workover jackups and smaller Sundowner® workover platform rigs was less than 50% of the level experienced in the first two quarters of 2007, as several customers suspended plans given weaker natural gas prices and the prospects for significant hurricane interruptions during the quarter. We also experienced significant damage to one of our new barge rigs as a result of an engine room fire in July. We anticipate the rig to be back in service by the start of the first quarter of 2008. In our U.S. Land Well Servicing operations, quarterly hours are expected to be lower than the second quarter by roughly 12,000 hours leading to a disproportionate decrease in operating income, as costs are not readily scaleable to volume in this operation.
While our International operations should post a sequential increase we don’t expect it to be as significant as anticipated with excessive downtime on several rigs and earlier than expected cessation of two rigs, which are expected to return to work during the fourth quarter. Our U.S. Land Drilling unit is running slightly below expectations with a further increase in idle rigs to 84 at the end of the quarter and a larger than indicated reduction in average rates. Results in our Oil and Gas segment will be sequentially higher with operating income benefiting from the sale of the properties mentioned in our second quarter release. In Canada we anticipate results to be up significantly compared to the second quarter but inhibited by fewer rigs working due to persistent market weakness and wetter than normal weather during the quarter.
Other income/expense and investment income, net of a significantly lower effective tax rate, constitutes the balance of the expected shortfall. Other income/expense is anticipated to be a net loss of approximately $30 million, substantially attributable to non-cash fixed asset write-offs, the bulk of which relates to rig components in our U.S. Land Drilling unit. Investment income also will be significantly lower than anticipated as third quarter results reflect another net loss on the order of $30 million, as the mark-to-market valuations of certain funds, which are being redeemed, was much worse during July and August than we had anticipated. We believe the losses on the investment funds are largely behind us since by the end of September we had already redeemed many of the funds and results appear to be improving. These items are substantially offset by lower taxes due to the quarter’s lower income and a non-cash reversal of certain tax reserves, and approximately $22 million of after tax income from discontinued operations arising from the sale of our Sea Mar entity which was completed on August 8, 2007. This income includes a partial quarter’s operating results and the net gain on the sale of the assets.
Our outlook for the near term has been dampened by the increased potential for persistent weak market conditions throughout 2008 in our North American natural gas directed and U.S. Land Well Servicing businesses. We do anticipate that the fourth quarter’s results will be in line with consensus estimates, as our Oil and Gas segment will post significantly higher operating income, on the order of $75-$80 million, including the income associated with the closing of the sale of a portion of our Oil and Gas holdings earlier this week. While next year’s outlook for our International and Alaskan operations continues to increase compared to earlier expectations, we are reducing our consolidated 2008 expectations to a level that will be essentially flat or slightly lower than 2007 in light of the factors mentioned above.”
The Nabors companies own and operate approximately 650 land drilling and approximately 805 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 41 platform rigs, 14 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.